UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2009

Gladstone Commercial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-50363	020681276
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1521 Westbranch Drive, Suite 200, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-287-5800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2009, Gladstone Commercial Corporation, or the Company, through its wholly-owned subsidiary, Gladstone Commercial Limited Partnership, reduced the commitment under its line of credit with KeyBank National Association, or the Credit Agreement, from $95.0 million to $50.0 million, in exchange for modifications to certain terms under the Credit Agreement. The definition of funds from operations, or FFO, was modified to exclude from the calculation of FFO those costs that are required to be expensed under Statements of Financial Accounting Standards No. 141 (R), Business Combinations. In addition, the aggregate amount the Company can issue under the Credit Agreement as letters of credit was reduced from $20.0 million to $10.5 million. As of June 30, 2009, there was approximately $31.8 million outstanding under the line of credit, and approximately $2.8 million outstanding pursuant to letters of credit. After the modification, at June 30, 2009, the remaining borrowing capacity available under the line of credit was approximately $15.4 million. The Company was in compliance with all covenants under the line of credit as of June 30, 2009.

The description of the modifications to the Credit Agreement is qualified in its entirety by reference to the Second Amendment to the Credit Agreement, which is filed as an exhibit to this report, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit 10.1 – Second Amendment to Credit Agreement by and among Gladstone Commercial Limited Partnership and KeyBank National Association, dated as of June 30, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Commercial Corporation

July 1, 2009	By:	Danielle Jones

Name: Danielle Jones
Title: CFO

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Exhibit Index

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement by and among Gladstone Commercial Limited Partnership and KeyBank National Association, dated as of June 30, 2009.